Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

TILRAY, INC.

Tilray, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The name of this corporation is Tilray, Inc. and the date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was January 24, 2018.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions amending and restating part 3(a) of Section E of Article IV of the Company’s Certificate of Incorporation in its entirety as follows:

“3.	Voting Rights.

(a) Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to ten (10) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class. Except to the minimum extent as required by applicable law, the Class 3 Common Stock shall have no voting rights and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Company.”

THIRD: This Certificate of Amendment to Certificate of Incorporation was duly adopted by the stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

A duly authorized officer of the Company has executed this CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION on this    day of                    , 2018.

TILRAY, INC.

By:
Brendan Kennedy, President and Chief Executive Officer

TILRAY, INC.

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION